Exhibit 10.3

EXECUTION VERSION

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is made by and between Thad Meyer (“Executive”) and Reven Housing REIT, Inc. (the “Company”). Each of the Company and Executive are referred to as “Party” and, collectively, they are the “Parties.” The Parties hereby agree as follows:

1.           Termination of Employment. Executive’s employment with the Company pursuant to that certain Amended and Restated Employment Agreement dated August 14, 2018, by and between the Company and Executive (the “Employment Agreement”), will terminate effective as of November 4, 2019 (the “Separation Date”). The Parties hereby acknowledge and mutually agree that the Employment Agreement will terminate effective as of the Separation Date and be of no further force and effect, subject to any provisions that expressly survive such termination, including (without limitation) any confidentiality, non-disclosure, trade secret, and/or assignment of inventions and other intellectual property and Company Indemnity provisions therein.

2.           Accrued Compensation. On the Separation Date, the Company will pay Executive all accrued salary, and all accrued but unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. Executive agrees that, within ten (10) days of the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for reasonable business expenses pursuant to its regular business practice. Executive will receive these payments regardless of whether or not Executive signs this Agreement.

3.           Additional Payment. In accordance with the severance payments and benefit set forth in Section 6(e) of the Employment Agreement and in consideration for Executive signing and returning and not revoking this Agreement and complying with his obligations hereunder, the Company shall pay to Executive, an aggregate amount equal to $1,270,011, broken down as set forth on Schedule 1 hereto. This payment will be subject to standard payroll deductions and withholdings and paid in a lump sum through the Company’s payroll system within 7 business days following the Effective Date (as defined below), provided that the Company receives an executed copy of this Agreement from Executive by such date.

4.           Acknowledgement of Full Payment. Except as provided for above in this Agreement or the Merger Agreement (as defined below) and with the exception of any vested right Executive may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account), Executive acknowledges and agrees that Executive has received full payment for any and all compensation and benefits owed, and has no rights to any salary, fees, wages, benefits, overtime, bonuses, equity, earned vacation time, earned sick time, earned personal days or holidays, severance pay, notice pay, commissions or other form or compensation or remuneration, or expense reimbursement from the Company.

5.           Release of Claims.

(a)           General Release. In exchange for the consideration of the severance and other payments and benefits provided to Executive under this Agreement, and except as otherwise set forth in this Agreement, Executive, on behalf of Executive and, to the extent permitted by law, on behalf of Executive’s spouse, heirs, executors, administrators, assigns, , attorneys and other persons or entities, acting or purporting to act on Executive’s behalf, hereby generally and completely release, acquit and forever discharge the Company, its parent (including, but not limited to, KBS Strategic Opportunity REIT, Inc.), and its and their direct and indirect subsidiaries, and its and their current and former directors, officers, Executives, shareholders, partners, predecessors, successors, affiliates, and assigns (collectively, the “Company Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date Executive signs this Agreement (collectively, the “Released Claims”), including but not limited to: (i) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment relationship; (ii) all claims related to Executive’s compensation or benefits from the Company, including (without limitation) salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (iii) all claims for breach of contract and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for slander, libel, defamation, discharge in violation of public policy, fraud, negligent or intentional infliction of emotional distress, loss of consortium, invasion of privacy, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; (v) any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements; and (vi) all claims that any of the Company Parties has discriminated against Executive on the basis of age, race, color, sex, disability, religion, sexual orientation, or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Age Discrimination in Employment Act of 1967, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act (“OWBPA”); the anti-retaliation provisions of the Sarbanes-Oxley Act or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the National Labor Relations Act (“NLRA”); the California Labor Code (as amended); and the California Fair Employment and Housing Act (as amended) has violated any local, state or federal law, constitution, ordinance, or regulation.

(b)           Excluded Claims. Excluded from Executive’s release are any claims that may arise from events that occur after the date this Agreement is executed. Also, notwithstanding the broad scope of Executive’s release, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights Executive has under this Agreement; (ii) any rights that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits; and (iii) any rights Executive has for payments under the certain Agreement and Plan of Merger, of even date herewith, by and among the Company, KBS Strategic Opportunity REIT, Inc., and the other parties named therein (the “Merger Agreement”). In addition, nothing in this Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, California Fair Employment and Housing Commission, the United States Department of Labor, or any other government agency or entity, or from exercising any rights pursuant to Section 7 of the NLRA, or from taking any action protected under the whistleblower provisions of federal law or regulation, none of which activities shall constitute a breach of the release, cooperation, non-disparagement or confidentiality clauses of this Agreement (“Permitted Activities”).

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(c)           ADEA Waiver. Executive hereby acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA, and that the consideration given to Executive for the waiver and release in this Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA and the OWBPA, that: (i) Executive waiver and release do not apply to any rights or claims that may arise after the date Executive signs this Agreement; (ii) Executive should consult with an attorney prior to signing this Agreement (although Executive may voluntarily decide not to do so); (iii) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose voluntarily to sign this Agreement sooner); (iv) Executive has seven (7) days following the date Executive signs this Agreement to revoke this Agreement (in a written revocation sent to and received by the Chief Executive Officer of the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Executive signs this Agreement provided that Executive does not revoke it (the “Effective Date”). Irrespective of the above, this entire agreement shall be null and void should the Closing as contemplated by the Merger Agreement not occur.

(d)           Section 1542 Waiver by Executive. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS, THAT, IF KNOWN BY EXECUTIVE, WOULD AFFECT HIS DECISION TO ACCEPT THIS AGREEMENT. Furthermore, in giving the releases set forth in this Agreement, which include claims which may be unknown to Executive at present, Executive acknowledges that he has read and understands Section 1542 of the California Civil Code which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to his release of claims herein, including but not limited to the release of unknown and unsuspected claims.

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6.           Affirmations. Executive has received all the leave and leave benefits and protections for which Executive is eligible, pursuant to the Company’s policies, applicable law or otherwise, and Executive has not suffered any on-the-job injury or illness for which Executive has not already filed a workers’ compensation claim. Executive further represents that, as of the date of this Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Company Parties in any court, arbitral forum or with any governmental agency.

7.           Confidentiality of Agreement. The Partiers agree to keep the existence, amounts, terms and facts of this Agreement and the facts and circumstances underlying it completely confidential, and further agrees that Executive will not hereafter voluntarily disclose any information concerning this Agreement, or the underlying facts and circumstances, to any person, excluding his attorney, accountant, and immediate family members, if any, to the extent needed for legal advice, income tax reporting purposes, or other financial purposes, or as otherwise required by law or to engage in Permitted Activities. The Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements.

8.           Non-Disparagement. The Parties covenant and agree that they will not make any disparaging, derogatory or negative comments about, or engage in any communications likely to harm the business or reputation of Executive or the Company Parties, except where a Party is engaging in Permitted Activities or the making of any such truthful statements as may be required by law. Prohibited communications include verbal and written communications, whether in hard copy or electronic format (such as by e-mail, text or instant messaging), and further include, but are not limited to, postings or comments on any blog, public forum on the internet or any social media website, such as Facebook, LinkedIn or Twitter. The Company’s obligations under this Section are limited to Executive’s manager.

9.           Return of Property. All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, office supplies, electronically stored information or documents, telephones and credit cards, and any other property of the Company previously in Executive’s possession or control has been returned to the Company. Notwithstanding the foregoing, Executive may retain any cell or smart phone, laptop or iPad including all copies of the addresses contained in his rolodex, palm pilot, PDA or similar device; provided, however, that, on or promptly following the Termination Date, Executive shall provide any such cell or smart phone, laptop, iPad or similar device to the Company for purposes of confirming that any and all data related to the business of the Company contained therein has been deleted or otherwise removed from such device.

10.           Remedies for Breach. The Parties acknowledge and agree that any threatened or actual violation or breach of any of the provisions of Sections 7, 8 and 9 of this Agreement would irreparably harm the Company and or Executive and, in addition to any and all other damages and remedies available to the Company or Executive, the Company or Executive will be entitled to injunctive relief to prevent the other from breaching any such provision, without the necessity of posting a bond.

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11.           No Admissions. By entering into this Agreement, the Company Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

12.           Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in the State of California, County of San Diego, in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

[Signature Page to Follow]

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

REVEN HOUSING REIT, INC.

Dated: November 4, 2019	By:	/s/ Chad M. Carpenter
Name: Chad M. Carpenter
Title: Chief Executive Officer

EXECUTIVE

Dated: November 4, 2019	By:	/s/ Thad L. Meyer
Thad Meyer

[Signature Page to Termination and Release Agreement]

SCHEDULE I

Severance Payments and Benefits Pursuant to Section 6(e) of the Employment Agreement

Termination Year Bonus	$190,575
Severance Amount	$1,016,400
Health Payments and Benefits	$63,036

[Schedule 1 to Termination and Release Agreement]